Exhibit 2.1

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on _________ __, 2024 and sets forth the terms and conditions pursuant to which Versus Systems Inc., a British Columbia corporation (“Versus BC”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as Versus Systems Inc., pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, Versus BC is a British Columbia corporation duly formed and validly existing under the laws of British Columbia, Canada;

WHEREAS, the Board of Directors of Versus BC (the “Board”) has determined that it is advisable and in the best interests of Versus BC that Versus BC be converted into and thereafter become, and continue to exist as, a corporation in accordance with Section 388 of the DGCL; and

WHEREAS, pursuant to the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Section 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Versus BC agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), Versus BC will be converted into a Delaware corporation, pursuant to Section 388 of the DGCL, under the name “Versus Systems Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Versus BC. Versus BC will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of Versus BC and will constitute a continuation of the existence of Versus BC in the form of a Delaware corporation.

2. Effective Time. Versus BC shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL.

3. Conversion of Securities. By virtue of the Domestication:

(a)	each of the then issued and outstanding common shares of Versus BC will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding warrants of Versus BC will become exercisable for one share of common stock, par value $0.0001 per share, of the Corporation pursuant to the applicable warrant agreement governing such warrants; and

(c)	each of the then issued and outstanding incentive stock options of Versus BC will become exercisable for one share of common stock, par value $0.0001 per share, of the Corporation.

4. Tax Matters. For United States federal (and applicable state and local) income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (i) At the Effective Time, the Articles and Notice of Articles of Versus BC (each initially filed in accordance with the Business Corporations Act (British Columbia)) shall be canceled and (ii) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the Bylaws of the Corporation, in the form attached hereto as Exhibit C (the “Bylaws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7. Officers. Each officer of Versus BC as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as her or she had with Versus BC immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been duly elected or appointed and qualified, or until such officer’s earlier death, resignation or removal in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388(i) of the DGCL, including, without limitation, all of the rights, privileges and powers of Versus BC, and all property, real, personal and mixed, and all debts due to Versus BC, as well as all other things and causes of action belonging to Versus BC, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in Versus BC will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of Versus BC will be preserved unimpaired, and all debts, liabilities and duties of Versus BC will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of Versus BC as well as the debts, liabilities and duties of Versus BC, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

9. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, Versus BC and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of Versus BC or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the British Columbia, Canada govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of Versus BC as of the date first written above.

VERSUS SYSTEMS INC.

By:
	Name:	Matthew Pierce
	Title:	Chief Executive Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

Exhibit B

Certificate of Incorporation

[intentionally omitted]

Exhibit C

Bylaws

[intentionally omitted]